Exhibit 10.1
AGREE REALTY CORPORATION
DIRECTOR RESTRICTED STOCK UNIT PROGRAM
1. Adoption and Effective Date. Effective as of March 6, 2026 (the “Effective Date”), Agree Realty Corporation, a Maryland corporation (the “Company”) has adopted the Director Restricted Stock Unit Program (the “RSU Program”) to permit members of the Board of Directors of the Company (the “Board”) to elect to receive their annual equity grant in the form of restricted stock or restricted stock units, as described herein. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan, unless the context requires otherwise.
2. Eligible Participants. Participation in the RSU Program is limited to members of the Board of Directors of the Company (each, a “Director”).
3. Relationship to Omnibus Incentive Plan. All awards granted under the RSU Program shall be granted pursuant to, and shall be subject in all respects to, the terms and conditions of the Company’s 2024 Omnibus Incentive Plan or any successor incentive plan (the “Plan”), as amended from time to time, and any applicable award agreement. In the event of any conflict between this RSU Program and the Plan, the terms of the Plan shall govern.
4. Form of Annual Director Equity Grant; Default Election. Each Director shall be eligible to receive an annual equity grant in one of the following forms:
(a)Shares of the Company’s Common Stock, subject to a one-year vesting period (“Restricted Stock”); or
(b)Restricted stock units (“RSUs”), which are issuable in shares of the Company’s Common Stock upon the Director’s Retirement from the Board, subject to the vesting and settlement provisions of this RSU Program (as described in Section 6).
Unless a Director makes a timely and valid election to receive RSUs (as described in section 5 below), the default form of the annual equity grant shall be Restricted Stock which becomes vested on the one-year anniversary of the grant date.
For purposes of this RSU Program, “Retirement” means the termination of a Director’s service on the Board of Directors of the Company for any reason.
5. Election Procedures and Timing.
(a) 2026 Annual Grant. With respect to the 2026 annual grant, each Director shall have thirty (30) days following the Effective Date to elect to receive such grant in the form of RSUs. Any such election shall be irrevocable once made.
(b) Subsequent Annual Grants. For each annual grant following the 2026 calendar year, an election to receive RSUs must be made no later than December 31st of the calendar year immediately preceding the year of grant. For example, an election with respect to the 2027 annual grant must be made by December 31, 2026. Each election shall be irrevocable once made.
(c) Failure to Make Election. If a Director fails to make a timely election for any year, the Director shall receive the applicable annual equity grant in the default form of Restricted Stock.

6. RSU Vesting and Settlement.
(a) Vesting. Each annual grant of RSUs shall be subject to a one-year vesting period, during which the RSUs shall vest on a pro rata basis, subject to the Director’s continued service on the Board.
(b) Settlement Upon Retirement. Notwithstanding the satisfaction of the vesting requirements, RSUs shall be settled in shares of the Company’s Common Stock only upon the Director’s Retirement from the Board.
(c) Termination of Service Prior to Vesting. If a Director ceases to provide services to the Board prior to the satisfaction of the vesting requirements, the unvested portion of the Restricted Stock or RSUs (as applicable) shall immediately be forfeited for no consideration, unless the Compensation Committee determines otherwise in its sole discretion.
(d) Vesting Upon Death. Notwithstanding anything in this RSU Program or the Plan to the contrary, if a Director dies while providing services to the Board, any unvested RSUs held by the Director at the time of his or her death shall immediately become vested.
7. No Stockholder Rights. Prior to the issuance of shares of the Company’s Common Stock in settlement of vested RSUs, a Director holding RSUs shall have no rights as a stockholder of the Company with respect to such RSUs.
8. Administration. The RSU Program shall be administered by the Compensation Committee of the Board, which shall have full authority to interpret, construe, and administer the RSU Program consistent with the Plan and applicable law.
9. Compliance with Section 409A. The RSU Program is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and administered accordingly. Notwithstanding the foregoing, the Company makes no representation regarding Section 409A compliance and shall not be liable for any additional tax, interest, or penalty imposed upon a Director for failure to comply with Section 409A. The Company reserves the right to amend the RSU Program without the consent of any Director solely to comply with Section 409A and to preserve the intended economic effect of the RSU Program.
10. Amendment and Termination. The Company reserves the right to amend, suspend, or terminate the RSU Program at any time, subject to the terms of the Omnibus Plan. No amendment or termination shall adversely affect outstanding Restricted Stock or RSUs without the Director’s consent.
11. No Right to Continued Service. Nothing in this RSU Program shall be construed to confer upon any Director any right to continued service on the Board.

[Signature Page Follows]

    IN WITNESS WHEREOF, this Director Restricted Stock Unit Program has been adopted by the Company as of the Effective Date.

                                AGREE REALTY CORPORATION

                                ________________________________
                                By:
Title: